EXHIBIT 10.21

R.R. DONNELLEY & SONS COMPANY
DIRECTOR TIME VESTING PHANTOM STOCK AWARD

(2017 PIP)

This Time Vesting Phantom Stock Award (“Award”) is granted as of the ___day of ___, 20__, (the “Grant Date”) by R.R. Donnelley & Sons Company, a Delaware corporation (the “Company”), to ______________ (“Grantee”).

1.Grant of Award.  The Company hereby credits to Grantee ___ stock units (the “Stock Units”), subject to the restrictions and on the terms and conditions set forth herein.  This Award is made pursuant to the provisions of the Company’s 2017 Performance Incentive Plan (the “2017 PIP”).  Capitalized terms not defined herein shall have the meanings specified in the 2017 PIP.  Grantee shall indicate acceptance of this Award by signing and returning a copy hereof.

2.Vesting.  The Company shall deliver to Grantee on the earlier of (1) the first anniversary of the Grant Date or (2) the date Grantee ceases to be a member of the Board or such other date as required by section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), the number of Stock Units and cash in the amount of Dividend Equivalents (as defined below) earned with respect to such Stock Units pursuant to paragraph 4 below.

3.Settlement of Stock Units.  As soon as practicable, but not more than 2½ months, following the date on which Stock Units become vested pursuant to Section 2 or Section 3 of this Agreement, or at such later time as provided in Section 9(i), the Company shall either (i) issue a share of common stock of the Company (“Common Stock”) with respect to each Stock Unit that became vested as of such vesting date or, alternatively, (ii) make a cash payment to Grantee, with respect to each Stock Unit that became vested on such vesting date, in an amount equal to the Fair Market Value of a share of Common Stock, determined as of such vesting date.  Each Stock Unit shall be cancelled upon the payment with respect thereto.

4.Dividend Equivalents.  An amount in cash equal to the amount of dividends and  other distributions that are payable (other than dividends or distributions for which the record date is prior to the date hereof) during the period commencing on the date hereof and ending on the date on which no Stock Units shall remain outstanding on a like number of shares of Common Stock as are equal to the number of RSUs then outstanding shall be credited to a bookkeeping account for Grantee (the “Dividend Equivalents”).  Such bookkeeping account shall be credited quarterly (beginning on the last day of the calendar quarter in which the first credit to the account was made) with an amount of interest on the balance (including interest previously credited) at an annual rate equal to the then current yield obtainable on United States government bonds having a maturity date of approximately five years.

5.Rights as a Shareholder.  Grantee shall not have the right to vote, nor have any other rights of ownership in, any shares of Common Stock relating to the Stock Units unless and until shares of Common Stock are issued upon the settlement of such Stock Units.

6.Withholding Taxes.

(a)As a condition precedent to the issuance to Grantee of any shares of Common Stock or the payment of any cash pursuant to this Award, the Grantee shall, upon request by the Company, pay to the Company such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award.  If Grantee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to Grantee.

(b)With respect to the portion of the Award that is settled in shares of Common Stock, Grantee may elect to satisfy his obligation to advance the Required Tax Payments by any of the following means:  (1) a cash payment to the Company, (2) delivery to the Company of previously owned whole shares of Common Stock for which Grantee has good title, free and clear of all liens and encumbrances, having a fair market value, determined as of the date the obligation to withhold or pay taxes first arises in connection with the Award (the “Tax Date”), equal to the Required Tax Payments, (3) directing the Company to withhold a number of shares of Common Stock otherwise issuable to Grantee pursuant to this Award having a fair market value, determined as of the Tax Date, equal to the Required Tax Payments or (4) any combination of (1)-(3).  Any fraction of a share of Common Stock that would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by Grantee.  No certificate representing a share of Common Stock shall be delivered until the Required Tax Payments have been satisfied in full.  For purposes of this Award, the fair market value of a share of Common Stock on a specified date shall be determined by reference to the closing stock price in trading of the Common Stock on such date, or, if no such trading in the Common Stock occurred on such date, then on the next preceding date when such trading occurred.

7.Miscellaneous.

(a)The Company shall pay all original issue or transfer taxes with respect to the issuance or delivery of shares of Common Stock pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith, and will use reasonable efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

(b)This Award shall be governed in accordance with the laws of the state of Delaware.

(c)This Award shall be binding upon and inure to the benefit of any successor or successors to the Company.

(d)Neither this Award nor the Stock Units nor any rights hereunder or thereunder may be transferred or assigned by Grantee other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the

Company or other procedures approved by the Company.  Any other transfer or attempted assignment, pledge or hypothecation, whether or not by operation of law, shall be void.

(e)The Human Resources Committee of the Board of Directors of the Company (the “Committee”), as from time to time constituted, shall have the right to determine any questions which arise in connection with this Agreement or the Stock Units.  This Agreement and the Stock Units are subject to the provisions of the 2017 PIP and shall be interpreted in accordance therewith.

IN WITNESS WHEREOF, the Company has caused this Award to be duly executed by its duly authorized officer.

R.R. Donnelley & Sons Company

By:

                                  Name: Deborah Steiner

Title: EVP, General Counsel

Accepted: ________________________

                    ____________________

3